THE STEPHAN CO.
            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                      To Be Held ___ _, 2002

To our Stockholders:

          The 2002 Annual Meeting of the Stockholders of The
Stephan Co. (the "Company") will be held on ________,
____________, 2002, at _____ A.M., local time, at
____________________, ______________________________, Ft.
Lauderdale, FL 33309 for the following purposes:

          1. To elect the two Class I and two Class III members of the Company's Board of Directors; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

          The Company's Board of Directors has fixed the close of business on _________ _, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Company's 2002 Annual Meeting of Stockholders (the "Meeting"). Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

                        By Order of the Board of Directors


                        PETER FEROLA
                        Secretary

     ____________ , 2002

     YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.











                         PROXY STATEMENT
                               of
                         THE STEPHAN CO.

                 Annual Meeting of Stockholders
                  To Be Held on ________, 2002



                     GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stephan Co. (the "Company"), a Florida corporation, for use at its 2002 Annual Meeting of Stockholders to be held on __________, 2002 and at any adjournment(s) thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held at _________________, _______________________, Ft. Lauderdale, FL 33309 at _________
A.M., local time.

     The principal executive offices of the Company are located at 1850 West McNab Road, Fort Lauderdale, Florida 33309
(telephone no. 954-971-0600). The enclosed proxy card and this proxy statement are being first sent to stockholders of the Company on or about __________, 2002.

Quorum; Received Votes; Solicitation and Revocation.

     Proxies in the form enclosed are being solicited by, and on behalf of, the Company's Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. If a quorum, consisting of the presence (in person or by proxy) of holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock"), exists at the Meeting, (i) the two Class I directors and the two class III directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock cast at the Meeting; and (ii) approval of any other matters which may properly come before the Meeting shall, subject to applicable Florida law, be approved if the number of votes cast in favor of the matter at the Meeting exceeds the number of votes cast opposing such matter at the Meeting. With regard to the election of the Class I and Class III directors, votes may be cast in favor of, or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect.

     Brokers who hold shares in "street name" ("Broker Shares") for customers have the authority under the rules of the various stock exchanges to vote, at their discretion, on certain items when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

     Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted "FOR" the election of the four Class I and Class III nominees for director named herein in the class as set forth herein. Proxies solicited by the Board of Directors will be voted for the election of the four Class I and Class III nominees named herein, each to serve until the expiration of his term, or until his successor has been duly elected and qualified. Abstentions and Broker Shares that are voted on any matter will be included in determining the existence of a quorum. Broker Shares that are re-voted on any matter will not be included in determining the existence of a quorum. Neither abstentions nor non-voted Broker Shares will have an effect on the election of Class I and Class III nominees for director.

     In the event that any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment. Any proxy given pursuant to this solicitation may be revoked by the record stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

     The solicitation of proxies will be made primarily by mail but, in addition, may be made by directors, officers and employees of the Company personally or by telephone or telegraph, without extra compensation therefor. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and any related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001, which contains audited financial statements, is being mailed with this proxy statement to all persons who were stockholders of record as of the close of business on __________, 2002. Additional copies of the Annual Report will be provided, free of charge, upon written request to the Company, at 1850 West McNab Road, Fort Lauderdale, Florida 33309, Attn.: Secretary.

Record Date; Voting

     The Company's Board of Directors has fixed the close of business on ________, 2002 as the record date (the "Record Date") for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the close of business on the Record Date, 4,410,577 shares of Common Stock were issued and outstanding, each share of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.


                       SECURITY OWNERSHIP

Security Ownership by Certain Beneficial Owners

     The following table sets forth, as of the Record Date, certain information as to the stockholders (other than directors and executive officers of the Company) which are known by the Company to beneficially own more than 5% of the Common Stock (based solely upon filings by said holders with the Securities and Exchange Commission (the "Commission") on Schedule 13G pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")):


                                 Number of Shares
Name and Address                   Beneficially          Percent
of Beneficial Owner                  Owned (1)          of Class
-------------------              ----------------       ---------
FMR Corp.(2)                          453,500             10.28%
82 Devonshire St.
Boston, MA  02109-7614

Dalton, Greiner, Hartman,             201,800              4.57%
Maher & Company
1100 Fifth Avenue South,
Ste. 301
Naples, FL  34102

Dimensional Fund Advisors, Inc. (3)   239,400              5.43%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

(1) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of the shares reflected above as a result of acting as a registered investment adviser to various registered investment companies. One such company, Fidelity Low-Priced Stock Fund, owns the shares of Common Stock reflected above. FMR Corp., through its control of Fidelity, has sole voting power with respect to none of the above indicated shares, but has sole power to dispose of all the above indicated shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to herein as the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and investment power over the shares of the Company indicated above that are directly owned by the Funds.


Ownership by Management

     The following table sets forth, as of the Record Date, certain information concerning beneficial ownership of Common Stock by each nominee for election as a director of the Company (all of whom are currently directors of the Company), each other director, the Named Executives, as defined below, and all current directors of the Company and executive officers of the Company as a group (based solely upon information furnished by such persons):

                                       Number of Shares
Name of                                  Beneficially    Percent
Beneficial Owner (1)                     Owned (1)(2)   of Class
--------------------                   ---------------- --------

Thomas M. D'Ambrosio. . . . . . . . . . . . 240,964       5.43%
John DePinto. . . . . . . . . . . . . . . . 133,514       3.01%
Frank F. Ferola . . . . . . . . . . . . . . 919,935 (3)  19.17%
Curtis Carlson. . . . . . . . . . . . . . .  25,310         (4)
Leonard Genovese. . . . . . . . . . . . . . .26,310         (4)
Shouky Shaheen . . . . . . . . . . . . . . .327,306       7.39%
Peter Ferola. . . . . . . . . . . . . . . . 132,050       2.91%
David Spiegel . . . . . . . . . . . . . . . .11,400         (4)
Franc Ferola . . . . . . . . . . . . . . . .132,050       2.91%

All executive officers and directors
  as a group (9 persons) . . . . . . . .  1,948,839       7.51%
                                        -----------      -------

     (1) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

     (2) Includes the following shares that may be acquired upon the exercise of options held by the specified person within 60 days of the Record Date: Mr. Thomas D'Ambrosio - 24,250; Mr. John DePinto - 25,310; Mr. Frank Ferola - 387,000; Mr. Curtis Carlson - 25,310; Mr. Leonard Genovese - 25,310; Mr. Shouky Shaheen - 20,248; Mr. Peter Ferola - 132,050; Mr. David Spiegel - 11,400; Mr. Franc Ferola - 132,050; and all executive officers and directors as a group - 782,928.

     (3) Includes 14,305 shares owned by Mr. Frank Ferola's personal charitable foundation, of which Mr. Ferola is a co-trustee.

     (4)  Represents less than 1%.


PROPOSAL I:   ELECTION OF DIRECTORS

     The Company's directors are elected on a staggered basis, with each class of director consisting of one-third of the entire Board of Directors, and each standing for election for a three-year term. As a result of the Company's failure to hold a meeting of stockholders during 2001, all Class I and Class III directors are being elected at the Meeting. The Class I directors elected at the Meeting will have terms that will expire in 2005 and the Class III directors elected at the Meeting will have terms that will expire in 2004. The Company's By-Laws provide that the number of directors shall be set from time to time by resolution of the Board of Directors and must be a minimum of one. The Board of Directors has set the size of the Board at six members. Only Class I and Class III directors are being elected at the Meeting. Each of the Class I and Class III nominees listed below has consented to being named in this proxy statement and to serving as a Class I or Class III director, as appropriate, if elected. In the unexpected event that any of such nominees become unable to or will not serve, it is intended that proxies will be voted for substitute Class III nominee(s) designated by the current Board of Directors. The Company has no reason to believe that any of the named Class I or Class III nominees will be unable or unwilling to stand for election. Both the Class I and Class III nominees for director were previously elected at the Company's 1998 Annual Meeting.

          At the Meeting, shares of Common Stock represented by the proxies, unless otherwise specified, will be voted FOR the election of each of the Class I and Class III nominees listed thereon. Proxies may not be voted for a greater number of persons than the two Class I and two Class III nominees named thereon. Directors will be elected by a plurality of the votes cast by the holders of shares of Common Stock at the Meeting (assuming a quorum exists).

     Set forth below is certain information with respect to the Class I and Class III nominees for election as directors of the Company at the Meeting and Class II directors of the Company
(based solely on information furnished by such persons):


                       Year of
               Age      First       Principal Occupation(s)
              (as of  Election as   During Past Five Years;
Name          4-1-02) a Director    Other Directorships
-----------   ------- -----------   -----------------------------
Class I nominees
-----------------
John DePinto   84       1981         Retired executive for more
(1)(2)                               than the past five years.

Shouky A.      72       1998         For more than the past five
Shaheen (2)                          years, President of Shaheen
                                     and Co.  Mr. Shaheen is also
                                     the former owner of Morris
                                     Flamingo, L.P., which was
                                     acquired by the Company in
                                     March 1998.

Class III nominees
------------------
Frank F.       59       1981         For more than the past five
Ferola                               five years, Chairman of the
                                     Board, President and Chief
                                     Executive Officer of the
                                     Company.

Thomas M.      72       1981         For more than the past five
D'Ambrosio (3)                       years, Vice President and
                                     Treasurer of the Company;
                                     practicing attorney.

     The Board of Directors unanimously recommends a vote "FOR" the election of the four Class I and Class III nominees named above as directors of the Company.

Class II directors
------------------
Leonard        67       1997         For more than the past five
Genovese (1)(2)                      years through June 14, 1999,
                                     when he retired, Mr.Genovese
                                     was Chairman and Chief
                                     Executive Officer of
                                     Genovese Drug, Inc., an
                                     American Stock Exchange
                                     listed company. Mr. Genovese
                                     is a director of two other
                                     publicly-traded companies:
                                     Kellwood Company and Roslyn
                                     Bancorp, as well as Eckerd
                                     Drug, a wholly-owned
                                     subsidiary of JC Penney Co.

Curtis         49       1996         For more than the past five
Carlson (1)                          years, partner in various
                                     law firms.  Currently a
                                     partner in the Miami-based
                                     law firm of Payton &
                                     Carlson, PA.


The Class II directors are subject to election at the annual meeting to be held in the year 2003.

(1)  Member of the Audit Committee.

(2)  Member of the Stock Option and Compensation Committee.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal year 2001, the Company paid to Payton & Carlson, P.A., a law firm of which Curtis Carlson is a partner, approximately $190,000 for legal services rendered by such firm to the Company. The Company also paid $4,500 per month as a retainer to Thomas D'Ambrosio, a director of the Company, for certain legal services rendered throughout the year.

Board of Directors; Committees of the Board

     The Board of Directors met eight times during fiscal year 2001. During fiscal year 2001, no director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served. The Company does not have a nominating committee. The Board has established two standing committees, consisting of an Audit Committee and a Stock Option and Compensation Committee. The current functions of such Committees are as follows:

     The Audit Committee, which held numerous informal meetings during fiscal 2001, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company's independent auditing firm. The Audit Committee is governed by the Company's Audit Committee Charter, a copy of which is set forth as Appendix A (as previously filed) to this Proxy Statement. The Board of Directors of the Company has determined that the current composition of the Audit Committee satisfies AMEX's requirements regarding the independence, financial literacy and experience of audit committees. The Chairman of this Committee is Curtis Carlson. The other members of this Committee are Leonard Genovese and John DePinto.

     The Stock Option and Compensation Committee (the "Compensation Committee"), which held various informal meetings, has primary responsibility for the administration of the Company's 1990 Key Employee Stock Incentive Plan, including primary responsibility for the granting of options thereunder. The Compensation Committee is also responsible for establishing the overall philosophy of the Company's executive compensation program and overseeing the executive compensation plan developed to execute the Company's compensation strategy. The Chairman of the Compensation Committee is Shouky Shaheen. The other members of the Committee are Leonard Genovese and John DePinto.

Compensation of Directors

     All directors of the Company are compensated for their services by payment of $300 for each Board meeting attended.

     During fiscal year 2001, options to purchase an aggregate of 20,248 shares of Common Stock, at an exercise price of $3.05 per share, were granted by the Company to the four directors of the Company who were not employees or regularly retained consultants of the Company (each, an "Outside Director") pursuant to the Company's 1990 Outside Directors' Stock Option Plan.

     Under such Plan, each Outside Director is automatically granted, upon such person's election or re-election to serve as a director of the Company, an option exercisable over five years, to purchase shares of Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. An option to purchase an additional 5,062 shares of Common Stock (at an exercise price equal to the fair market value of such Common Stock on the date of such grant) is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30 or (ii) the date on which the stockholders of the Company elect directors at an annual meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors' Stock Option Plan (as adjusted for stock splits) is 202,500, of which options covering 141,364 shares have been granted.


Executive Officers

     The five executive officers of the Company consist of Mr. Frank F. Ferola, President, Chairman of the Board and Chief Executive Officer; Thomas M. D'Ambrosio, Vice President and Treasurer; David A. Spiegel, Chief Financial Officer; Peter Ferola, Vice President/Administration and Secretary; and Franc Ferola, Vice President/Operations.

     The following sets forth certain information with respect to the executive officers of the Company who are not also directors
(based solely on information furnished by such persons):

     Mr. David A. Spiegel, 54, was appointed as Chief Financial
Officer in January 1994. For more than the five years prior to 1994, Mr. Spiegel was the independent public accountant for the Company.

     Mr. Peter Ferola, 33, was appointed as Vice
President/Administration in January 1996. For more than the past five years Mr. Ferola had been employed by the Company in various capacities. In February 1997, Mr. Ferola was selected as
Secretary of the Company. Mr. Ferola had previously been the Company's Assistant Secretary.

     Mr. Franc Ferola, 36, was appointed as Vice
President/Operations in January 1996. For more than the past five years Mr. Ferola had been employed by the Company in various capacities.

Peter Ferola and Franc Ferola are brothers and are the sons of Frank F. Ferola.

Other Transactions

The Company entered into a separation agreement with a former executive officer in the amount of approximately $380,000 for health reasons.




                     EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999, with respect to compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during fiscal year 2001 (collectively, the "Named Executives").

                   Summary Compensation Table
                                                 Long-Term
            Annual Compensation                 Compensation
            -------------------                 ------------
Name and                          Other    Securities
Principal   Fiscal                Annual   Underlying  All Other
Position(s) Year  Salary Bonus CompensationOptions(#)Compensation


Frank F.     2001 $622,242 $0       $0      50000 (1)     $0
Ferola,      2000 $565,675 $0       $0    107,000 (1)     $0
President,   1999 $514,250 $0       $0     50,000 (1)     $0
Chairman of
the Board
and Chief
Executive
Officer

David        2001 $166,375 $0       $0        -0-         $0
Spiegel,     2000 $148,349 $0       $0     11,400         $0
Chief        1999 $134,137 $0       $0        -0-         $0
Financial
Officer

Franc        2001 $166,375 $0       $0     10,000 (1)     $0
Ferola,      2000 $151,250 $0       $0     47,050 (1)     $0
Vice         1999 $137,500 $0       $0     10,000 (1)     $0
President/
Operations

Peter        2001 $166,375 $0       $0     10,000 (1)     $0
Ferola,      2000 $151,250 $0       $0     47,050 (1)     $0
Vice         1999 $137,500 $0       $0     10,000 (1)     $0
President/
Administration


(1)  Reflects options granted pursuant to employment agreements.


Stock Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning stock options granted to Named Executives who received stock options in fiscal year 2001.

                                          Potential Realizable
                                        Value At Assumed Annual
          Number of  Percentage of   Rates of Stock Appreciation
          Securities Total Options       for Option Term (2)
          Underlying Granted to     Exercise
          Options    Employees in   Price Per Expiration
Name      Granted(#) Fiscal Year(%) Share($)  Date      5%   10%
--------  ---------- -------------- --------- -------- ----- ---

Frank F.
Ferola    50,000(1)      72%        $3.00     1/01/2012 $244,334
$255,969

Peter
Ferola    10,000(1)      14%        $3.00     1/01/2012 $ 48,866
$ 77,812

Franc
Ferola    10,000(1)      14%        $3.00     1/01/2012 $ 48,866
$ 77,812



(1) Options granted pursuant to applicable employment agreements.

(2) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate or prediction by the Company of future Common Stock trading prices.


     As of April 15, 2002, an aggregate of 631,000 options had been granted to the Named Executives under the 1990 Key Employee Stock Incentive Plan and 942,970 options have been granted to all employees under the Plan, including current officers who are not executive officers. Included in the above total are options that have been granted and subsequently retired and/or expired over the life of the plan. Non-employee directors of the Company are not granted Options under the 1990 Key Employee Stock Incentive Plan, but are granted Options under the 1990 Outside Directors' Stock Option Plan.


Year-End Option Values

     The following table sets forth certain information as of December 31, 2001, in respect of the year-end numbers and values of unexercised stock options held by the Named Executives. The Named Executives did not exercise any stock options in fiscal year 2001. The table also includes the value of the "in-the-money" unexercised stock options which reflects the spread between the exercise price of the existing stock options and the year-end price of the Common Stock.


                                                 Value of
                     Number of             Unexercised In-the-
               Unexercised Options           Money Options at
            Held at December 31, 2001    at December 31, 2001(1)

Name       Exercisable Unexercisable   Exercisable  Unexercisable

Frank F.
Ferola       387,000         0             $0            $0

Peter
Ferola       132,050         0             $0            $0

David A.
Spiegel       11,400         0             $0            $0

Thomas
D'Ambrosio    24,250         0             $0            $0

Franc
Ferola       132,050         0             $0            $0


(1) Based on the closing price of the Common Stock on December
    31, 2001 ($3.00).


Employment and Termination Arrangements

     In January 1997, the Company entered into an employment agreement with Mr. Frank F. Ferola. The term of the agreement is three years, expiring in January 2000. In March 2002, pursuant to the terms of his employment agreement, Mr. Ferola renewed his agreement with the Company for an additional three-year term. Under such agreement, Mr. Ferola is to receive compensation in the amount of $425,000 per annum, subject to an annual increase of 10%, and an annual stock option grant of 50,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined by comparison to a base year of 1996 and pursuant to a formula set forth in the employment agreement.

     In the event of a change in control (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional 24 months' salary. In addition, upon such an event, Mr. Ferola is to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus two.

     In July 1998, the Company entered into an amended employment agreement with Franc Ferola. Such amended agreement extended the term of his agreement to January 2001 and provided Mr. Ferola with a base salary of $125,000 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In September 2000, pursuant to the terms of his employment agreement, Franc Ferola renewed his agreement with the Company for an additional three-year term. In addition, for the remaining term of the agreement, Franc Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 2000 (See page 12).

     In the event of a change in control, including a sale, merger or acquisition (as defined in the employment agreement) of the Company, Franc Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Franc Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

     In July 1998, the Company entered into an amended employment agreement with Peter Ferola. Such amended agreement extended the term of his agreement to January 2001 and provided Mr. Ferola with a base salary of $125,000 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In September 2000, pursuant to the terms of his employment agreement, Peter Ferola renewed his agreement with the Company for an additional three-year term. In addition, for the remaining term of the agreement, Peter Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 2000.


     In the event of a change in control, including sale, merger or acquisition (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Mr. Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

                COMPENSATION COMMITTEE REPORT ON
                     EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for reviewing and approving policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees and for administration of the Company's 1990 Key Employee Stock Option Incentive Plan (the "Incentive Plan").


Compensation Strategy

     The Company's executive compensation program has been designed to (i) align executive compensation with stockholder interests, (ii) attract, retain and motivate a highly competent executive team, (iii) link compensation to individual and Company performance and (iv) achieve a balance between incentives for short-term and long-term performance and results. The Company's executive compensation package consists of the payment of base salary, annual bonus, and stock options awarded through participation in the Incentive Plan. The Compensation Committee reviews annually the compensation to be paid to the Company's executive officers. In making such review, the Compensation Committee evaluates information supplied by management. The Compensation Committee also participates in the negotiation of employment contracts, including provisions for salary and bonuses, with the Company's executive officers. Currently, pursuant to the Company's employment agreements with certain of its executive officers, each such executive officer receives a fixed annual base salary and certain of such executive officers, including the Chief Executive Officer, are entitled to receive a bonus amount determined by a formula based on the Company's net earnings per share for each fiscal year during the term of the agreement.


Base Salary

     Base salary for executive officers is generally determined by reference to written employment agreements between the Company and such executives. The Compensation Committee's policy is to negotiate salaries in relation to industry norms, the principal job duties and responsibilities undertaken by such executives, individual performance and other relevant criteria. A base salary comparison for the Company's Chief Executive Officers was made to a group of public companies which the Compensation Committee believes provides a meaningful comparison to the Company. Several of these companies are included in the custom composite of companies in the Standard & Poor's Midcap Consumer Products Index. See "Stock Performance Chart" below. The base salary paid to the Company's Chief Executive Officer for fiscal year 2001 was in the middle of the range of base salary paid by such companies.


Annual Bonus

     Annual bonuses for the Chief Executive Officer and two other Named Executives (Peter Ferola and Franc Ferola) are determined by reference to specific bonus formulae set forth in written employment agreements between the Company and such officers. If the Company's net earnings per share increase by more than 10% compared to the executives' base years (i.e. 1996 for the Chief Executive Officer and 2000 for the two other Named Executives), the Chief Executive Officer is entitled to receive $20,000 and the two other Named Executives are each entitled to receive $5,000 for each 1% increase in net earnings per share above the 10% threshold. In addition, the Chief Executive Officer is entitled to receive a $100,000 bonus and the two other Named Executives are entitled to each receive a $25,000 bonus for reaching the 10% increase in net earnings per share compared to the base year. The Chief Executive Officer is also entitled to receive a $150,000 bonus payment and the two other Named Executives are entitled to each receive an additional $25,000 bonus payment upon the Company's attaining a 15% increase in net earnings per share compared to the base year. Payment of annual bonuses for other executives is at the discretion of the Compensation Committee.


Stock Options

     Long-term incentive compensation of executives is granted through participation in the Incentive Plan. The Incentive Plan permits the Company to grant stock options to executive officers at a price not less than 100% of the fair market value of the Common Stock on the date of the grant. In addition to contractual obligations, stock options may be granted in the Compensation Committee's discretion to executive officers based upon its appraisal of the ability of such executive officers to influence the long-term growth and profitability of the Company. The Compensation Committee believes that providing a portion of the executive's annual incentive compensation in the form of stock options encourages the officers to share with the Company's stockholders the goals of increasing the value of the Company's stock and contributing to the success of the Company.


Compensation Committee's Actions for Fiscal Year 2001

     After various informal meetings during 2001, the Compensation Committee did not award discretionary stock options to any key employees and did not grant salary increases or award any bonuses. Options were granted only pursuant to employment agreement obligations.

The Chief Executive Officer Compensation

     The Compensation Committee approved an employment agreement in 1997 for Mr. Frank F. Ferola. In approving such agreement, the Compensation Committee authorized a base annual salary of $425,000, an annual 10% increase in such salary, and an annual grant of options to purchase 50,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant for Mr. Ferola. Based on the earnings formula described above, Mr. Ferola was not entitled to receive a bonus in fiscal 2001.


Section 162(m) Compliance

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to a public company for compensation over $1 million annually paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee's current policy is to structure the performance-based portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with Section 162(m) of the Code whenever practicable and appropriate in the judgment of the Compensation Committee.

Members of the Compensation Committee:
Shouky Shaheen, Chairman
John DePinto
Leonard Genovese

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee conducted deliberations through various informal meetings concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are or ever were officers or employees of the Company. During the last fiscal year, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     As a public company, the Company's directors, executive officers and more than 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Exchange Act. None of the Company's directors, executive officers or such 10% beneficial owners delinquently filed, to the Company's knowledge, any reports required under Section 16(a) of such Act during fiscal year 2001.

                     AUDIT COMMITTEE REPORT

     Management is responsible for the Company's internal controls and the financial reporting process. Deloitte & Touche, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee reviewed and discussed the audited financial statement with both Company management and Deloitte & Touche. Specifically, the Audit Committee has discussed with Deloitte & Touche matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380)

     The Audit Committee received from Deloitte & Touche the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche the issue of its independence from the Company.

     Based on the Audit Committee's review of the audited financial statements and its discussions with both management and Deloitte & Touche noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.


Audit Fees

     The Company paid to-date Deloitte & Touche $118,000 in aggregate fees for professional services rendered for the audit of the Company's fiscal year 2001 annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q.


Financial Information Systems Design and Implementation Fees


All Other Fees

     The Company paid Deloitte & Touche an additional $847.00 for other services, including tax compliance and tax consultation, provided to the Company in fiscal year 2001.

     The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche was compatible with maintaining its independence and has determined that the nature and substance of the non-audit services did not impair the status of Deloitte & Touche as the Company's independent auditors.


                                     AUDIT COMMITTEE:

                                     Curtis Carlson
                                     Leonard Genovese
                                     John DePinto



                     STOCK PERFORMANCE CHART





















                                      December 31,
                       -----------------------------------------
                        1996   1997   1998   1999  2000  2001

The Stephan Co          $100   $104   $ 81   $ 30  $ 24  $ 25

S&P 500                 $100   $133   $171   $208  $189  $166

Custom Composite        $100   $ 46   $ 22   $ 32  $ 18  $ 22
Index (four stocks)

The 4 Stock Custom Composite Index is comprised of Carson
Inc., Parlux Fragrances, Inc., Azurel Ltd. and Lamaur Corp.


OTHER MATTERS

     At the date of this proxy statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote all proxies on such matter(s) in accordance with their judgment.

              SUBMISSION OF STOCKHOLDER PROPOSALS

     In accordance with Rules 14a-4(c) and 14a-5(e) promulgated under the Exchange Act, the Company hereby notifies its stockholders that it did not receive by January 19, 2002 notice of any proposed matter to be submitted for stockholder vote at the Meeting and, therefore, any proxies received in respect of the meeting will be voted in the discretion of the Company's management on other matters which may properly come before the Meeting.

     The Company further notifies its stockholders that if the Company does not receive notice by January 19, 2003 of a proposed matter to be submitted for stockholder vote at the 2003 Annual Meeting of Stockholders, then any proxies held by members of the Company's management in respect of such meeting may be voted at the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.

     Any proposal which is intended to be presented by any stockholder for action at the 2003 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at 1850 West McNab Road, Fort Lauderdale, Florida 33309, not later than January 19, 2003, in order for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2003 Annual Meeting of Stockholders.

                         By Order of the Board of Directors


                         Peter Ferola
                         Secretary

Dated: ________, 2002














                           APPENDIX A

                     AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee of the board of directors shall be comprised of at least three directors who are independent of management and the Company. Members of the audit committee shall be considered independent if they have no relationship with the Company that may interfere with the exercise of their independence from management and the Company as specified in Rule 4200(a)(15) of The NASDAQ Stock Market. All audit committee members will be financially literate and at least one member will have accounting or related financial management expertise. The determination of the independence of a director and his or her qualifications to serve as a member of the audit committee shall be determined by the board of directors in its discretion.

Statement of Policy

The audit committee shall provide assistance to all directors in fulfilling their responsibility to the Stockholders relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of the Company.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and Stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

  Obtain the full board of director's approval of this Charter and review and reassess this Charter as conditions dictate and at least annually.

  Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the Stockholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

  Review and confirm the independence of the Company's auditors.

  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  Review with the independent auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review Company policy statements to determine their adherence to the applicable laws and regulations.

  Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

  Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  Review the financial statements and management's discussion and analysis contained in the annual report to Stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the Stockholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgements about the quality of accounting principles and the clarity of the financial disclosure practices used or proposed to be used by the Company.

  Provide sufficient opportunity for the independent auditors to
  meet with the members of the audit committee.   Among the items
  to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

  Report the results of the annual audit to the board of directors and recommend whether or not the audited financial statements should be included in the Company's Annual Report on Form 10-K. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions.

  On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take appropriate action in response to the auditor's report to satisfy itself or the outside auditor's independence.

  Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.